Exhibit 10.74

FOUNDRY AGREEMENT

This amended and restated FOUNDRY AGREEMENT (the “Agreement”) is made and entered into as of the 28th day of September, 2006 by and between Fujitsu Limited, a corporation organized and existing under the laws of Japan, with a registered office at 1-1, Kamikodanaka 4-chome, Nakahara-ku, Kawasaki 211-8588 Japan (“Fujitsu”); Spansion Inc., a corporation organized and existing under the laws of Delaware, with a registered office at 915 DeGuigne Drive, Sunnyvale, California 94088-3453, Spansion Technology, Inc., a corporation organized and existing under the laws of Delaware (“STI”), with a registered office at 915 DeGuigne Drive, Sunnyvale, California 94088-3453, and Spansion LLC, a limited liability company organized and existing under the laws of Delaware (“Spansion LLC”), with a registered office at 915 DeGuigne Drive, Sunnyvale, California 94088-3453, solely in their capacities as guarantors of Spansion’s obligations hereunder (collectively “Guarantors”); and Spansion Japan Limited, a corporation organized and existing under the laws of Japan, with a registered office at 1-14 Nisshin-Cho, Kawasaki-ku, Kawasaki-shi, Kanagawa 210-0024 Japan (“Spansion”).

WHEREAS, Fujitsu has agreed to purchase certain assets of Spansion related to Spansion’s JV1 and JV2 semiconductor fabrication facilities located in Aizu-Wakamatsu, Japan pursuant to an Asset Purchase Agreement of even date herewith by and among Fujitsu, Spansion and the Guarantors (the “Asset Purchase Agreement”);

WHEREAS, in consideration of the foregoing purchase by Fujitsu, and as a condition to Fujitsu’s obligation to effect such purchase, Spansion is willing to commit to purchase specified quantities of Spansion’s products from Fujitsu, on the terms and conditions set forth in this Agreement; and

WHEREAS, Fujitsu is willing to provide such foundry services to Spansion, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, Fujitsu and Spansion hereby agree as follows:

1. DEFINITIONS

When used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

1.1 “Affiliates” of a Party means any other person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, such Party. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise. A person or entity shall be deemed an Affiliate of a Party only so long as such control relationship exists. For purposes of this Agreement, Fujitsu and its Affiliates shall not be deemed to be Affiliates of Spansion

1.2 “Agreed Die Yield” is defined in Section 6.1.

1.3 “Asset Purchase Agreement” means the Asset Purchase Agreement dated September 28, 2006 between Fujitsu and Spansion.

1.4 “Background IP Rights” means any Intellectual Property Rights which are (a) owned by Spansion or any of its Affiliates as of the Effective Date, or (b) conceived, developed, written, or otherwise created (other than by any Seconded Employee) or acquired by Spansion or any of its Affiliates on or after the Effective Date.

1.5 “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to achieve such result reasonably expeditiously. An obligation to use “Best Efforts” does not require the Person subject to such obligation to take actions that would result in a materially adverse change in the benefits to such Person under this Agreement.

1.6 “Confidential Information” shall mean information or materials disclosed to a Party by the other Party that are identified as, or provided under circumstances indicating the information or materials are, confidential or proprietary.

1.7 “Development” means any Intellectual Property Rights or Technology conceived, developed, written, or otherwise created by any employees or contractors of a Party, whether solely or jointly with others, after the Effective Date and during the Term, but expressly excluding Background IP Rights. For purposes of this definition and Section 13: (i) all Seconded Employees who are to be transferred to Fujitsu pursuant to Section 3.1 of the Secondment Agreement shall be deemed to be employees of Fujitsu; and (ii) all Seconded Employees who are to return to Spansion pursuant to Section 2 and Section 3.1.2 of the Secondment Agreement shall be deemed to be employees of Spansion.

1.8 “Die” means an individual integrated circuit or components which when completed create an integrated circuit.

1.9 “Effective Date” means the date of the closing of the transactions contemplated by the Asset Purchase Agreement.

1.10 “Equipment Lease Agreement” means the Master Lease Agreement dated September 28, 2006 between Fujitsu and Spansion.

1.11 “Gross Die per Wafer” or “GDW” means the total quantity of Die candidates on each Wafer, whether or not the Die is operational when the Wafer has completed the manufacturing process.

1.12 “Initial Period” is defined in Section 2.1.

1.13 “Intellectual Property Rights” means, on a world-wide basis, any and all now known or existing, or hereafter known or existing, tangible and intangible (a) rights associated with works of authorship, including copyrights, moral rights and mask-works, (b) rights associated with trademarks, service marks, trade names, logos and similar rights, (c) trade secret rights, including rights in know-how and confidential and proprietary information, (d) rights in patents, designs and utility models and other industrial property rights, (e) rights in domain names; (f) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (g) all registrations, applications, renewals, extensions, continuations (including continuations in part), divisions, reexaminations or reissues thereof now or hereafter existing, made or in force (including any rights in any of the foregoing).

1.14 “Jointly Developed Technology” shall have the meaning set forth in Section 13.2.

1.15 “JV1/JV2” shall mean, collectively, the Fujitsu semiconductor fabrication facilities located in Aizu-Wakamatsu, Japan, known as JV1 and JV2.

1.16 “JV3” shall mean the Spansion semiconductor fabrication facilities located in Aizu-Wakamatsu, Japan known as JV3.

1.17 “Net Die per Wafer” or “NDW” means the total quantity of Die on a Wafer that pass the Probe Program applicable to that Wafer.

1.18 “Party” means either of Fujitsu or Spansion, and “Parties” means both Fujitsu and Spansion.

1.19 “Person” shall mean any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or governmental authority.

1.20 “Price A” has the meaning set forth on Exhibit H.

1.21 “Price B” has the meaning set forth on Exhibit H.

1.22 “Probe Program” means the specific set of electrical and mechanical tests as set forth in Exhibit C attached hereto which test the electrical operational characteristics for each Die on a Wafer.

1.23 “Process Technology” shall mean the Technology used to manufacture semiconductor wafers, but not any Technology related to integrated circuit design, sort, testing, circuitry or other Technology specific to the integrated circuits being manufactured.

1.24 “Qualified Process” shall mean Spansion’s proprietary wafer fabrication processes, excluding (i) sort testing and (ii) any technology related to the circuitry contained within, or the functionality of the Spansion product.

1.25 “Quarter” shall mean the three month accounting period that Spansion uses for financial accounting and reporting purposes.

1.26 “Seconded Employee” has the meaning ascribed to such term in the Secondment and Transfer Agreement dated September 28, 2006, between Fujitsu and Spansion.

1.27 “Secondment Agreement” means that certain Secondment and Transfer Agreement, dated September 28, 2006 by and between Spansion and Fujitsu.

1.28 “Secondment Period” has the meaning ascribed to such term in the Secondment Agreement.

1.29 “Specifications” shall mean the written specifications for Wafers as set forth in Exhibit C attached hereto. Spansion represents that all of the Wafers can be manufactured in conformity with the Specifications at JV1/JV2 using the Qualified Process and the equipment purchased or leased by Fujitsu pursuant to the Asset Purchase Agreement, the Assigned Leases (as defined therein) or the Master Lease Agreement attached to the Asset Purchase Agreement.

1.30 “Technology” means all computer software (in source code or object code form), documentation, works of authorship, mask works, know-how, data and data bases, formulas, algorithms, processes, inventions and discoveries (whether or not patented), ideas, concepts, techniques, methods, content, technical information, engineering, production and other designs, drawings, schematics, specifications, confidential information, and all other information, technology and materials, tangible or otherwise

1.31 “Term” has the meaning set forth in subsection 16.1.1.

1.32 “Unsorted Wafer Amount” has the meaning set forth on Exhibit H.

1.33 “Wafer Amount” has the meaning set forth on Exhibit H.

1.34 “Wafer Price” is defined in Section 6.3.

1.35 “Wafers” shall mean unsorted eight inch (8”) diameter silicon wafers listed on Exhibit A attached hereto manufactured by Fujitsu for Spansion hereunder using a Qualified Process. Spansion represents that all of the Wafers can be manufactured at JV1/JV2 using the Qualified Process and the equipment purchased or leased by Fujitsu pursuant to the Asset Purchase Agreement, the Assigned Leases (as defined therein) or the Master Lease Agreement attached to the Asset Purchase Agreement.

2. CAPACITY AND PURCHASE COMMITMENTS

2.1 The initial period for Wafer purchases under this Agreement (the “Initial Period”) shall begin on the Closing Date (as defined in the Asset Purchase Agreement) and end on the final day of the second Quarter of 2008, inclusive. Spansion shall purchase, on a quarterly basis, the numbers of Wafers corresponding to the ranges for each Quarter during the Initial Period set forth on Exhibit D attached hereto. If the foregoing Closing Date falls within, but not at the start of, a Quarter listed on Exhibit D attached hereto, the numbers of Wafers for that Quarter set forth on Exhibit D shall be reduced pro rata in proportion to the number of days remaining in that Quarter relative to the total number of days in that Quarter. Fujitsu shall make available to Spansion, manufacturing capacity sufficient to permit Spansion to satisfy the foregoing purchase commitment.

2.2 If, for any Quarter during the Initial Period, Spansion fails to purchase hereunder the minimum number of Wafers for that Quarter, as set forth on Exhibit D (the “Minimum Purchase Commitment”), then Spansion shall pay Fujitsu an amount equal to the product obtained by multiplying (i) .66, by (ii) the average Wafer Price in effect for that Quarter, by (iii) the difference between (x) the Minimum Purchase Commitment, and (y) the number of Wafers actually purchased by Spansion hereunder during that Quarter. Spansion shall not be obligated to make any payment to Fujitsu pursuant to this Section 2.2 with respect to any Quarter during the Initial Period in which Fujitsu fails to make available to Spansion, manufacturing capacity sufficient to permit Spansion to satisfy the Minimum Purchase Commitment for that Quarter.

2.3 If, for any Quarter during the Initial Period, (a) Spansion has submitted a Wafer Demand Plan (as defined below) for Wafers to be manufactured and delivered during that Quarter in accordance with Section 5.2 and in an amount that equals or exceeds the Minimum Purchase Commitment for that Quarter, and (b) Fujitsu fails to make available to Spansion, the Minimum Purchase Commitment, then Fujitsu shall pay Spansion an amount equal to the product obtained by multiplying (i) .66, by (ii) the average Wafer Price in effect for that Quarter, by (iii) the difference between (x) the Minimum Purchase Commitment, and (y) the number of Wafers actually manufactured by Fujitsu for Spansion hereunder during that Quarter.

2.4 Any payment due under Section 2.2 or 2.3 shall be fully offset by the amount, if any, of all salary and benefit costs to be reimbursed by Fujitsu or its designated Affiliate pursuant to Sections 2.3 and 2.4 of the Secondment Agreement and associated with any Seconded Employee returned early to Spansion pursuant to Section 2.1.4(v) of the Secondment Agreement for the period beginning on the date of such Seconded Employee’s early return to Spansion and ending on the expiration date of such Seconded Employee’s Secondment Period (as set forth on Schedule 2.1.1 of the Secondment Agreement). The amounts, if any, payable pursuant to Section 2.2 and Section 2.3 shall be computed by Fujitsu on a Quarterly basis during the Initial Period. Fujitsu shall provide a statement, in reasonable detail, to Spansion within thirty (30) days after the end of any Quarter during the Initial Period for which Fujitsu believes such a payment may be due. If Spansion disagrees with Fujitsu’s statement, Spansion shall so notify Fujitsu in writing within thirty (30) days of its receipt of the statement. If Spansion does not dispute the statement within the foregoing thirty (30) day period, the statement shall be deemed accepted, and Fujitsu or Spansion, as the case may be, will make the payment called for by the statement within thirty (30) days of the end of Spansion’s review period. If Spansion disputes the statement in writing during the foregoing review period, then the matter shall be resolved in accordance with the procedures set forth in Section 21 below.

2.5 If Spansion’s requirements for Wafers during the Initial Period exceed the ranges set forth on Exhibit D attached hereto, Fujitsu and Spansion will address the issue as provided in Section 5.3.

2.6 The second period for Wafer purchases under this Agreement (the “Subsequent Period”) shall be comprised of the third Quarter of 2008 through the fourth Quarter of 2009, inclusive. Fujitsu and Spansion will negotiate in good faith to agree by December 31, 2007 upon (i) Spansion’s purchase commitment for the Subsequent Period (the “Subsequent Period Commitment”), (ii) Wafer prices for the Subsequent Period (the “Subsequent Period Price”), and (iii) any remedy available to (x) Fujitsu in case of failure by Spansion to satisfy its minimum purchase commitment, and (y) Spansion in case of failure by Fujitsu to make available to Spansion the corresponding minimum manufacturing capacity (the “Subsequent Period Remedies”). Notwithstanding the foregoing, it is agreed as follows with respect to the Subsequent Period:

2.6.1 Each of Fujitsu and Spansion shall prepare in writing and deliver to the other, by no later than November 6, 2007, with respect to Spansion, a good faith Wafer Demand Plan for the Subsequent Period in accordance with Section 5.2, and with respect to Fujitsu, its own wafer demand plan (collectively, the “Subsequent Period Wafer Demand Plan”).

2.6.2 If, by no later than December 31, 2007, Spansion agrees to the Fujitsu requested minimum purchase commitments for the Subsequent Period as set forth on Exhibit E attached hereto, then the Subsequent Period Price will remain as set forth in Exhibit B and the Subsequent Period Remedies will remain as set forth in Section 2.2 and 2.3, subject to adjustment as provided in Section 6.4, Spansion shall not terminate leases early as set forth in Section 2.6.5 below, and such Fujitsu requested minimum purchase commitments shall thereafter constitute the Minimum Purchase Commitments for purpose of this Agreement. In the event that the parties cannot agree by December 31, 2007, on the Subsequent Period Commitment under this Section 2.6.2, then, subject to Section 2.6.3 and 2.6.4, Fujitsu shall not be required to provide the Spansion desired minimum purchase commitments set forth on Exhibit E attached hereto and Spansion shall not be required to make the minimum purchase commitments set forth on Exhibit E attached hereto.

2.6.3 Even if Spansion does not agree to the Fujitsu requested minimum purchase commitments on Exhibit E attached hereto, so long as the parties can agree on the Subsequent Period Price, Fujitsu will provide the Spansion desired minimum purchase commitments on Exhibit E attached hereto during the Subsequent Period, provided, however, that it is agreed that (x) Spansion shall not terminate leases early as set forth in Section 2.6.5 below if such termination would impair Fujitsu’s ability to satisfy both its minimum manufacturing capacity commitment to Spansion at any time during the Subsequent Period and Fujitsu’s own manufacturing capacity needs at any time during the Subsequent Period, (y) Subsequent Period Remedies shall remain as set forth in Section 2.2 and 2.3, and (z) such Spansion desired minimum purchase commitments shall thereafter constitute the Minimum Purchase Commitments for purposes of this Agreement. In the event that the parties cannot agree by December 31, 2007, on the Subsequent Period Price under this Section 2.6.3, then, subject to Section 2.6.2 and 2.6.4, Fujitsu shall not be required to provide the Spansion desired minimum purchase commitments set forth on Exhibit E attached hereto and Spansion shall not be required to make the minimum purchase commitments set forth on Exhibit E attached hereto.

2.6.4 If the projected combined demand for wafers by Spansion and Fujitsu as set forth in the Subsequent Period Wafer Demand Plan is less than Wafer Amount for the Subsequent Period, then Fujitsu will develop and provide to Spansion a revised Fujitsu requested minimum purchase commitment for the Subsequent Period in lieu of the Fujitsu requested minimum purchase commitment set forth on Exhibit E attached hereto. If Spansion agrees to that proposal, then the parties will negotiate the Subsequent Period Price pursuant to Section 6, but the manufacturing capacity of JV1/JV2 may be limited to Unsorted Wafer Amount in total for the combined Spansion and Fujitsu demand during the entire Subsequent Period. In the event that the parties cannot agree by December 31, 2007, on the Subsequent Period Price, the Subsequent Period Commitment, and the Subsequent Period Remedies under this Section 2.6.4, then, subject to Section 2.6.2 and 2.6.3, Fujitsu shall not be required to provide the Spansion desired minimum purchase commitments set forth on Exhibit E attached hereto and Spansion shall not be required to make the minimum purchase commitments set forth on Exhibit E attached hereto.

2.6.5 Subject to Section 2.6.2 and 2.6.3, if (A) the projected combined demand for wafers by Spansion and Fujitsu as set forth in the Subsequent Period Wafer Demand Plan is less than Wafer Amount for the Subsequent Period or (B) the actual agreed upon Subsequent Period Commitment together with Fujitsu’s projected demand is less than Wafer Amount for the Subsequent Period, then each of Spansion and Fujitsu shall have a right, in accordance with the terms of the Equipment Lease Agreement, to terminate the Equipment Lease Agreement for some or all of the leased equipment effective June 30, 2008, by giving notice to the other party prior to December 31, 2007 (an “Early Termination”); provided, however, that (a) in the event of a partial lease termination by either party, Fujitsu may select the specific equipment as to which the Equipment Lease Agreement will be terminated, subject to Spansion’s consent, not to be unreasonably withheld or delayed, and (b) the manufacturing capacity of JV1/JV2 during the Subsequent Period, including, without limitation, during calendar year 2009, may be limited to Unsorted Wafer Amount in total for the combined Spansion and Fujitsu demand.

2.6.6 Further in the event of an Early Termination, it is understood and agreed that (i) in fulfilling a total manufacturing capacity of Unsorted Wafer Amount in total at JV1/JV2, Fujitsu will have reasonable discretion to utilize or close any portion of the JV1/JV2 buildings or other facilities in order to avoid incurring unnecessary costs, so long as Fujitsu continues to meet its obligations as set forth in this Agreement, and (ii) Fujitsu may at any time terminate the leases under the Equipment Lease Agreement with respect to any leased equipment that Fujitsu reasonably determines is no longer required so long as the termination is in accordance with the Equipment Lease Agreement.

2.7 The payments provided for in Section 2.2 and Section 2.3 above shall be Fujitsu’s and Spansion’s, respectively, sole remedies for (i) Spansion’s failure to satisfy the Minimum Purchase Commitment for the Initial Period or any minimum purchase commitment applicable to the Subsequent Period, and (ii) Fujitsu’s failure to make available to Spansion the Minimum Purchase Commitment for the Initial Period or any minimum manufacturing capacity applicable to the Subsequent Period. Notwithstanding anything to the contrary set forth in this Agreement, Fujitsu shall have no liability or payment obligations whatsoever for failure to make manufacturing capacity available to Spansion if such failure results from (x) the equipment purchased or leased by Fujitsu from Spansion pursuant to the Asset Purchase Agreement or the Equipment Lease Agreement failing to conform to the representations and warranties set forth in the foregoing agreements during the period such representations and warranties remain in effect, or (y) with respect to the initial forty-five (45) days of the Initial Period, breach of Spansion’s covenant set forth in Section 5.7 of the Asset Purchase Agreement.

3. PRODUCTION

3.1 Fujitsu shall manufacture the Wafers for Spansion utilizing the Qualified Process.

3.2 Fujitsu shall maintain a Wafer production capacity adequate to produce, for Spansion, the minimum number of Wafers per Quarter reflected on Exhibit D attached hereto, which is expressed as unsorted wafer outs per Quarter.

3.3 Unless otherwise specifically provided herein, Fujitsu shall, at its own responsibility and cost, purchase or procure raw or indirect materials or labor required by it to manufacture the Wafers under this Agreement. Notwithstanding the foregoing, Spansion shall be responsible for purchasing or otherwise procuring masks as required due to wear-out or breakage as required by Fujitsu to manufacture the Wafers under this Agreement during at least the Initial Period. Fujitsu shall promptly return all Spansion-owned masks to Spansion upon wear-out, breakage, cease of intended use, or the termination of this Agreement.

3.4 Spansion shall provide Fujitsu with technical assistance as reasonably requested by Fujitsu to manufacture the Wafers for Spansion. Without limiting the generality of the foregoing, Spansion agrees to provide such technical assistance as reasonably requested by Fujitsu to address any yield issues. The initial 1,000 hours of Spansion personnel time (excluding travel time) provided for the foregoing assistance shall be provided by Spansion at no cost to Fujitsu. The cost of any additional assistance shall be borne by Fujitsu in accordance with Section 4.1. Fujitsu and Spansion shall each bear the travel, housing and meal-related expenses of their respective personnel in connection with such assistance.

4. DISPATCH OF PERSONNEL

4.1 On-site Training.

4.1.1 In addition to the technical assistance provided for in Section 3.4, Fujitsu may request Spansion to provide on-site training of Fujitsu employees subject to Fujitsu’s prior written request and Spansion’s written acceptance thereof.

4.1.2 Spansion shall be responsible for causing its engineers or employees to comply with the working rules and security instructions designated by Fujitsu.

4.1.3 All costs incurred for such engineers or employees, such as travel, meals and housing, and including Spansion’s charges for such training, shall be borne by Fujitsu.

4.1.4 Fujitsu shall provide Spansion’s engineers and employees with an appropriate working environment.

4.2 Inspection and Review.

4.2.1 Presence of Spansion employees and customers at JV1/JV2

(a) Spansion may, with Fujitsu’s prior consent, which shall not be unreasonably withheld, send specified employees to visit JV1 /JV2 to inspect the fabrication of Wafers. Such visits shall be conducted during Fujitsu’s normal working hours and upon reasonable notice. While visiting in JV1/JV2, Spansion employees shall at all times fully comply with Fujitsu’s plant rules and regulations, as well as with all reasonable instructions that may be issued by Fujitsu’s employees or personnel. Each Party shall, at its own expense, indemnify and hold harmless the other party and its employees from and against any and all direct loss or damage (including, without limitation, loss or damage to property, personal health or life) caused by the indemnifying party’s employees during any such visit.

(b) It is understood and agreed that Spansion may be required, under its agreements with its customers for the sale of Spansion products manufactured using Wafers, to allow such customers to inspect the JV1/JV2 facilities for quality assurance purposes. Fujitsu agrees to permit such inspections for such purposes, on the same terms as apply to Spansion employee visits pursuant to subsection (a) above. Spansion shall be responsible for supervising any such customer employees and for their conduct while at JV1/JV2. Without limiting the generality of the foregoing, Spansion’s indemnification obligations pursuant to subsection (a) above shall apply to any such customer employees to the same extent as if they were Spansion employees.

(c) Spansion and Fujitsu may, from time to time, arrange for Spansion employees to work at JV1/JV2 on mutually-agreed terms and conditions. At a minimum, Fujitsu will grant these employees access to JV1/JV2 to the extent necessary for them to perform their duties, as well as access to standard employee facilities. Fujitsu will allow any such Spansion employees to be active participants on problem solving teams with respect to the manufacture of Wafers. Such Spansion employees shall abide by the policies and regulations of Fujitsu, and Spansion shall, at Fujitsu’s request, remove or replace any Spansion employee who fails to do so.

4.2.2 System Review. Fujitsu agrees to participate in regular quality system reviews for all Wafers. Spansion shall provide the details of such reviews to Fujitsu in writing at least one month in advance.

4.2.3 Business Review Meetings. The Parties will plan and schedule business reviews at least quarterly. The review will focus on current and forecast business activities, feedback on performance and factory metrics, key improvement programs and activities focused on enabling the relationship between the Parties and will review the status of open issues and action items.

5. PRODUCTION PLANS

5.1 For every Quarter during the term of this Agreement, Fujitsu shall provide Spansion with the following information which is required by Spansion to make its production plan for the next four Quarters:

•	Weekly Wafer starts capacity

•	Weekly unsorted Wafer outs capacity

•	Cycle time for Wafer fabrication

•	Line yield

•	Weekly operation rate

•	Risk input start schedule for new Wafers

5.2 Spansion shall prepare in writing and deliver to Fujitsu, by no later than fifty-five (55) days before the start of each Quarter, a good faith Wafer demand forecast for the four Quarters immediately following the then-current Quarter, based on the information provided by Fujitsu under Section 5.1 above and demand forecasts from Spansion’s customers (the “Wafer Demand Plan”). Within five (5) business days after Fujitsu’s receipt of a Wafer Demand Plan, Fujitsu shall either accept or reject the portion of the Wafer Demand Plan for the Quarter immediately following the then-current Quarter, which shall be referred to as the “Quarter Beginning Plan” or “QBP”. Fujitsu may not reject a proposed QBP within the range specified in Exhibit D for the Initial Period or Exhibit E or such other range as is applicable to the Subsequent Period. QBPs shall also specify the delivery dates for the Wafers specified in that QBP and the preliminary mix of Spansion products for the Wafers.

5.3 Fujitsu shall use Best Efforts to allocate production capacity sufficient to sustain QBPs it has accepted and to manufacture the Wafers in accordance with such QBPs. Further, in any Quarter, Fujitsu will use commercially reasonable efforts to provide manufacturing capacity for up to one hundred twenty percent (120%) of the number of Wafers specified in the QBP for that Quarter, as reasonably requested by Spansion; provided, however, that in no event will Fujitsu be required to provide additional capacity if it would result in Fujitsu not being able to meet its own manufacturing needs.

5.4 QBPs shall be firm and binding on Spansion for the overall number of Wafers specified therein. Spansion may request, on a weekly basis, reasonable changes to a QBP already accepted by Fujitsu pursuant to Section 5.2. Fujitsu shall not unreasonably withhold its consent to such requests, provided that (i) Spansion may not request any alterations in the overall number of Wafers to be produced; and (ii) Spansion may not request any changes in product mix if production of the relevant Wafers has either already commenced or is scheduled to commence within three (3) business days of the applicable QBP update request.

5.5 Notwithstanding anything to the contrary in this Section 5, and further notwithstanding Fujitsu’s acceptance of any Wafer Demand Plan, the Parties shall remain liable for their minimum purchase and capacity commitments as set forth in Section 2 above.

6. YIELD METRICS AND DIE PRICING

6.1 Agreed Die Yield. For each Quarter, Fujitsu and Spansion shall discuss and mutually agree upon the target NDW yield for that Quarter on a Spansion process-by-process basis (the “Agreed Die Yield”). The Agreed Die Yield for the first Quarter of the Initial Period is set forth on Exhibit G attached hereto. The Agreed Die Yield shall be revised and mutually agreed upon by the Parties every Quarter based on the actual NDW yields achieved by Fujitsu in the previous Quarter. In the event that the Parties do not agree on an Agreed Die Yield for a given Quarter, the Agreed Die Yield for the previous Quarter shall apply.

6.2 Yield Improvement. Fujitsu shall perform yield improvement activities when necessary to improve Die yields to equal or exceed agreed-upon NDWs, and shall bear the cost associated with such Die yield improvement. The sole liability of Fujitsu for failure to attain the Agreed Die Yield in any Quarter shall be the Wafer Price Adjustment provided for in Section 6.2.1 below.

6.3 Wafer Price. Spansion shall pay Fujitsu a price per Wafer manufactured by Fujitsu for Spansion hereunder (the “Wafer Price”). The Wafer Price shall be in Japanese

Yen. For the Initial Period, the Wafer Price shall be as set forth on Exhibit B attached hereto and subject to adjustment pursuant to Section 6.4. For the Subsequent Period, the Parties shall negotiate the Wafer Price in good faith based on the principle that the Wafer Price shall be sufficient to cover (i) all costs incurred by Fujitsu in manufacturing the Wafers for Spansion, and (ii) a commercially reasonable margin. If Fujitsu provided manufacturing capacity to Spansion during the Initial Period in excess of the ranges set forth on Exhibit D attached hereto pursuant to Section 5.3, then notwithstanding the foregoing provisions of this Section 6.3, the Wafer Price for those Wafers manufactured in excess of the upper end of the ranges set forth on Exhibit D shall be as follows: (a) during each Quarter of 2007, Price A; and (b) during the first and second Quarters of 2008, Price B.

6.4 Yield Based Adjustment to Wafer Price set forth in Exhibit B. The actual price paid by Spansion to Fujitsu for Wafers during the Initial Period will be adjusted as follows:

6.4.1 If the Net Die per Wafer for all Wafers delivered during a Quarter of the Initial Period is less than the product obtained by multiplying (i) the Gross Die per Wafer for all such Wafers, by (ii) the Agreed Die Yield, by (iii) .97, then the actual price to be paid by Spansion to Fujitsu for those Wafers will be determined using the following formula:

Wafer Price	×	NDW
Agreed Die Yield x GDW

where “Wafer Price” is as set forth in Exhibit B and “×” stands for the arithmetic multiplication operator.

6.4.2 If the Net Die per Wafer for all Wafers delivered during a Quarter of the Initial Period is greater than the product obtained by multiplying (i) the Gross Die per Wafer for all such Wafers, by (ii) the Agreed Die Yield, by (iii) 1.03, then the actual price to be paid by Spansion to Fujitsu for those Wafers will be determined using the following formula (definitions in Section 6.4.1 apply here):

Wafer Price	×	NDW
Agreed Die Yield x GDW

Any adjustments arising from the operation of this Section 6.4 shall be computed by Fujitsu on a Quarterly basis during the Initial Period. Fujitsu shall provide a written statement, in reasonable detail, to Spansion within thirty (30) days after the end of any Quarter during the Initial Period for which Fujitsu believes a yield-based adjustment is present. If Spansion disagrees with Fujitsu’s statement, Spansion shall so notify Fujitsu in writing within thirty (30) days of its receipt of the statement. If Spansion does not dispute the statement within the foregoing thirty (30) day period, the statement shall be deemed accepted, and Fujitsu or Spansion, as the case may be, will make the payment called for by the statement within thirty (30) days of the end of Spansion’s review period. If Spansion disputes the statement is writing during the foregoing review period, then the matter shall be resolved in accordance with the procedures set forth in Section 21 below. The foregoing shall apply only to price adjustments pursuant to this Section 6.4 and shall not be deemed to modify Spansion’s obligation to pay Fujitsu’s invoices for Wafers in accordance with Section 9.

Notwithstanding anything to the contrary in this Section 6.4, the yield-based adjustment to price will be calculated separately for each Spansion process.

7. PURCHASE ORDERS

7.1 Spansion shall place purchase orders with Fujitsu by no less than forty-five (45) days before the applicable delivery dates for the quantities of Wafers set forth on the applicable QBP. Each purchase order shall specify the purchase order number, part numbers, quantities, unit prices, total prices, delivery dates and any other items to be agreed upon between the Parties.

7.2 In the event a change in the product composition of Wafers is agreed to by the Parties in accordance with Section 5.4 above, Spansion shall immediately place an amended purchase order to reflect the change. Neither Spansion’s submission of any purchase order nor Fujitsu’s manufacture and delivery of Wafers in accordance therewith shall in any way alter the Parties’ minimum purchase and capacity commitments as set forth in Section 2 above.

8. DELIVERY

8.1 Unless otherwise agreed upon by both Parties, Fujitsu shall deliver the Wafers to Spansion Ex-Factory JV1/JV2. Title and risk of loss shall pass from Fujitsu to Spansion upon Fujitsu’s placement of the Wafers at Spansion’s disposal at JV1/JV2.

8.2 Partial deliveries are allowed, so long as full delivery of the appropriate quantities is made by the delivery dates specified in the respective purchase orders. Such partial deliveries may be invoiced individually or in combination with all other partial delivery(s) made for the same purchase orders.

8.3 In the event Fujitsu believes that it may not be able to deliver the Wafers in accordance with the agreed QBP, Fujitsu shall notify Spansion as soon as possible in writing of the potential delay and provide further updated delivery schedules. If Fujitsu notifies Spansion of a confirmed delay in delivery which is equal to or greater than five (5) working days, Fujitsu shall use reasonable efforts to minimize or prevent further delays in delivery occurring as a result of such delay, and shall provide Spansion with details of such efforts.

8.4 Within ten (10) working days after a delivery of unsorted Wafers, and within twenty-one (21) working days after delivery of Wafers sorted by Fujitsu in accordance with the Sort Services Agreement between Fujitsu and Spansion, in each case in accordance with Section 8.1, Spansion shall perform acceptance testing in accordance with mutually agreed upon acceptance criteria. Spansion shall notify Fujitsu in writing of the results of such acceptance testing within the foregoing period. Spansion’s failure to notify Fujitsu in writing of rejection of any Spansion product during the foregoing period shall be deemed acceptance by Spansion of the Spansion products in question.

9. PAYMENT

All payments from Spansion to Fujitsu shall be made in Japanese Yen by telegraphic transfer to a bank account notified by Fujitsu to Spansion within sixty (60) days after the invoice date. In the event of any discrepancy between actual amounts paid to Fujitsu by

Spansion and actual quantities of Spansion products delivered by Fujitsu to Spansion, the Party claiming a discrepancy shall inform the other Party in writing in a timely manner, and the Parties shall adjust the relevant payment amount promptly after receipt of such notice. Spansion shall be responsible for and shall pay all consumption taxes and other taxes based on Fujitsu’s provision of foundry services hereunder, other than taxes imposed on Fujitsu based on Fujitsu’s net income.

10. WARRANTY

10.1 Fujitsu warrants that the Wafers delivered hereunder shall (1) conform to the applicable Specifications, (2) be free from defects in materials and workmanship under normal use and service for a period of twelve (12) months from the date of delivery by Fujitsu, (3) conform to Spansion’s current manufacturing conditions and production standards, and (4) be clear of any liens, restrictions, encumbrances, and other claims. If, during such twelve (12) month period, (i) Spansion notifies Fujitsu in writing within two (2) weeks of discovery of any defect in the Wafers, and provides a detailed description of the alleged defect, and Fujitsu determines, to its reasonable satisfaction, that such Wafers are in fact defective and that such defect was not caused by accident, abuse, misuse, neglect, improper installation, repair or alteration by someone other than Fujitsu, or by any other reason not attributable to Fujitsu, then Fujitsu shall either replace such defective Wafers within eight (8) weeks pursuant to mutually agreed upon RMA procedures, or credit their purchase price to Spansion, at Spansion’s option.

10.2 Persistent Failure. In the event repeated field failures occur with respect to Wafers, or a significant field failure occurs which requires immediate attention, Fujitsu and Spansion will discuss a solution in good faith.

10.3 THE FOREGOING WARRANTY SHALL BE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

11. QUALITY CONTROL

11.1 Fujitsu shall maintain an ISO/TS 16949:2002 compliant quality control system in order to ensure that the Wafers to be manufactured by Fujitsu shall conform to the applicable Specifications in all material respects.

11.2 Fujitsu shall provide information regarding its quality control system when Spansion reasonably requests in writing that any such information be provided to Spansion. Any such information shall be deemed Confidential Information of Fujitsu

11.3 Fujitsu shall keep and maintain the quality records of Wafer processing and outgoing test results for each lot for five (5) years after the delivery of such lot to Spansion. Fujitsu shall provide Spansion with such records upon Spansion’s reasonable request. Such records will be considered Confidential Information of both Parties.

11.4 Subject to Fujitsu’s reasonable security and confidentiality requirements, Spansion may conduct an inspection and audit of the quality and test results records relevant to Wafers upon reasonable advance notice of at least three (3) weeks to Fujitsu. These audits will occur no more often than annually, unless there is good cause for Spansion to conduct an additional inspection or audit.

11.5 Spansion and Fujitsu shall hold meetings to exchange or discuss information regarding quality and reliability of the Wafers.

11.6 Fujitsu shall promptly notify Spansion in writing whenever Fujitsu has reason to believe that the Wafers may not conform to the Specifications, and both Parties agree to discuss and agree on the means to fix the problem.

12. CONFIDENTIAL INFORMATION

12.1 During the term of this Agreement, each Party may disclose its Confidential Information to the other Party in furtherance of the purposes of this Agreement. Confidential Information may be used solely for the express purpose of this Agreement.

12.2 Other than for the express purpose of this Agreement each Party agrees not to disclose, use or permit the disclosure or use by others of any Confidential Information of the other Party unless and to the extent such Confidential Information (i) is not marked or designated in writing as confidential and is provided for a purpose that reasonably contemplates disclosure to or use any others, (ii) becomes a matter of public knowledge through no action or inaction of the Party receiving the Confidential Information, (iii) was in the receiving Party’s possession before reception from the Party providing such Confidential Information, (iv) is rightfully received by the receiving Party from a third party without any duty of confidentiality, (v) is disclosed to a third party by the Party providing the Confidential Information without a duty of confidentiality on the third party, (vi) is disclosed with the prior written approval of the Party providing such Confidential Information, or (vii) is independently developed by the receiving Party without any use of the other Party’s Confidential Information. Information shall not be deemed to be available to the general public for the purpose of exclusion (ii) above with respect to each Party (x) merely because it is embraced by more general information in the prior possession of recipient or others, or (y) merely because it is expressed in public literature in general terms not specifically in accordance with the Confidential Information.

12.3 In furtherance, and not in limitation, of the foregoing Section, each Party agrees to do the following with respect to any such Confidential Information: (i) exercise the same degree of care to safeguard the confidentiality of, and prevent the unauthorized use of, such information as that Party exercises to safeguard the confidentiality of its own confidential and proprietary information; (ii) restrict disclosure of such information to those of its employees and agents who have a “need to know”; and (iii) instruct and require such employees and agents to maintain the confidentiality of such information and not to use such information except as expressly permitted herein. Each Party further agrees not to remove or destroy any proprietary or confidential legends or markings placed upon any documentation or other materials.

12.4 The forgoing confidentiality obligation shall also apply to the contents of this Agreement.

12.5 The obligations under this Section shall not prevent the Parties from disclosing the Confidential Information to any court or government agency as required by law

(provided that the Party intending to make such disclosure in such circumstances has given prompt notice to the other Party prior to making such disclosure so that such other Party may seek a protective order or other appropriate remedy prior to such disclosure and cooperates with such other Party in seeking such order or remedy). Nothing in this Section shall prevent Spansion from complying with any disclosure requirements of the Securities and Exchange Commission with prior notice to Fujitsu sufficient for Fujitsu to seek a protective order or confidential treatment for any of its Confidential Information.

12.6 The obligations under this Section shall apply with respect to any Confidential Information for a period of ten (10) years from the date of disclosure of such Confidential Information to the receiving Party, unless, with respect to any particular Confidential Information, the providing Party in good faith notifies the receiving Party that a longer period shall apply, in which case the obligations under this Section with respect to such Confidential Information shall apply for such longer period.

13. INTELLECTUAL PROPERTY RIGHTS

13.1 Nothing in this Agreement shall be deemed to grant either Party, by implication, estoppel or otherwise, any licenses or other rights under or with respect to the Intellectual Property Rights of the other Party, provided that nothing herein shall be interpreted to limit Spansion’s right to export, import, offer to sell, sell, use or otherwise dispose of any Wafers purchased pursuant to this Agreement.

13.2 Jointly Developed Technology shall mean any Process Technology-related Development that is conceived, developed, written or otherwise created, either (i) jointly by employees or contractors of Spansion together with employees or contractors of Fujitsu, (ii) solely by employees or contractors of Fujitsu using or embodying Spansion Confidential Information or Spansion Intellectual Property Rights, or (iii) solely by employees or contractors of Spansion using or embodying Fujitsu Confidential Information or Fujitsu Intellectual Property Rights, in each case during and in the course of the transactions contemplated by this Agreement. The ownership of and the right to file for any patent or utility model (“Patent”), copyrights, trade secret rights or other intellectual property rights (excluding mask work rights) for any Jointly Developed Technology shall be jointly owned by Spansion and Fujitsu. The Parties agree to cooperate in applying for, prosecuting and maintaining any jointly owned Patent and in protecting jointly owned other intellectual property rights and shall equally share the expenses thereof. Each Party shall have the right to make, have made, use, sell, offer to sell, export, import or otherwise dispose of products and processes using the jointly owned Patent and other intellectual property rights (excluding mask work rights) and to license third parties without accounting to the other Party unless otherwise mutually agreed upon in writing.

13.3 When any Development is conceived, developed, written or otherwise created solely by employees or contractors of a Party, without using or embodying the other Party’s Confidential Information or Intellectual Property Rights, the ownership of all Intellectual Property Rights covering such Development shall rest solely with that Party. The Party owning any such Developments shall have the sole right to obtain and hold in its own name copyrights, mask work registrations and similar protections which may be available with respect to such Developments and to prepare, file and prosecute patent applications and to obtain, and maintain and enforce patents covering such Developments.

13.4 Spansion shall retain all ownership rights in all Background IP.

13.5 Spansion hereby assigns and agrees to assign, and will cause its Affiliates, as applicable, to assign, to Fujitsu or its designated Affiliate an undivided one-half interest in any Jointly Developed Technology conceived, developed, written or otherwise created solely by employees or contractors of Spansion using or embodying Fujitsu Confidential Information or Fujitsu Intellectual Property Rights, so that such Jointly Developed Technology is owned one-half by Fujitsu or its designated Affiliate. Spansion will, and will cause its relevant Affiliates to, provide Fujitsu or its designated Affiliate with reasonable assistance and cooperation (which may include executing written instruments as may be reasonably requested by Fujitsu or its designated Affiliate) in applying for, prosecuting, obtaining, perfecting and enforcing its Intellectual Property Rights in such Jointly Developed Technology; provided that the out-of-pocket expenses reasonably incurred by Spansion and its Affiliates in providing such assistance and cooperation are reimbursed by Fujitsu or its designated Affiliate. Fujitsu hereby assigns and agrees to assign, and will cause its Affiliates, as applicable, to assign, to Spansion or its designated Affiliate an undivided one-half interest in any Jointly Developed Technology conceived, developed, written or otherwise created solely by employees or contractors of Fujitsu using or embodying Spansion Confidential Information or Spansion Intellectual Property Rights, so that such Jointly Developed Technology is owned one-half by Spansion or its designated Affiliate. Fujitsu will, and will cause its relevant Affiliates to, provide Spansion or its designated Affiliate with reasonable assistance and cooperation (which may include executing written instruments as may be reasonably requested by Spansion or its designated Affiliate) in applying for, prosecuting, obtaining, perfecting and enforcing its Intellectual Property Rights in such Jointly Developed Technology; provided that the out-of-pocket expenses reasonably incurred by Fujitsu and its Affiliates in providing such assistance and cooperation are reimbursed by Spansion or its designated Affiliate. Each Party agrees, and agrees to cause its respective affiliates, not to enforce against any Seconded Employee any right such Party may have under its applicable policies and agreements regarding confidential information and inventions to prohibit such Seconded Employees from disclosing and assigning Developments and Jointly Developed Technology solely as authorized above in this Section 13.

13.6 Each Party agrees to cause its employees (including Seconded Employees) and contractors to execute any assignments or other documents reasonably necessary to effectuate the provisions of this Section 13.

14. THIRD PARTY CLAIMS

14.1 Indemnity. Spansion shall at its own expense defend Fujitsu from and against any third party claim, action or proceeding to the extent that it relates to or results from the Wafers and/or the Spansion products that include such Wafers allegedly infringing, violating or misappropriating any Intellectual Property Right of any third party (singly, a “Claim” and collectively, “Claims”). For purposes of this Agreement, a Claim includes not only a formal action or proceeding, but also a written assertion or accusation of any violation or infringement of a third party’s rights or interests and/or a demand that Fujitsu pay money, whether as a licensee fee or royalty for Intellectual Property Rights or otherwise, and/or take or refrain from taking any action. For purposes of this Section 14, the term Intellectual Property Rights shall be limited to patents, copyrights, mask work rights, trade secrets and trademarks; provided, however, that for purposes of this Section 14, the term “trademarks”

shall be limited to those trademarks where Spansion (or its subcontractors or agents), and not Fujitsu, has performed the research and registration work to validate the availability of the trademark in the applicable jurisdictions. Spansion agrees to indemnify Fujitsu and hold it harmless from and against any damages, costs and expenses (including without limitation any reasonable attorneys’ fees and costs) finally awarded against Fujitsu by a court of competent jurisdiction or in a settlement that may result from any such Claim; provided that (i) Fujitsu notifies Spansion promptly in writing of the Claim; and (ii) Fujitsu provides Spansion, at Spansion’s expense, with all reasonable assistance, information, and authority to perform these duties. Any delay by Fujitsu in notifying Spansion of a Claim shall not relieve Spansion of its obligations under this Section 14, except to the extent (and only to the extent) that Spansion’s ability to defend such Claim is materially prejudiced by such delay. Spansion shall have sole control of the defense and all related settlement negotiations related to a Claim, provided that if the Claim is brought by a customer of Fujitsu, Spansion shall consult with Fujitsu on the handling of such Claim, and provided further that Spansion will not settle the Claim without Fujitsu’s prior written consent (such consent not to be unreasonably withheld or delayed) where the Claim or the defense thereof could give rise to criminal liability of Fujitsu, could reasonably be expected to have a material adverse effect on Fujitsu’s business or involves a material risk of the sale, forfeiture or loss of, or the creation of any material lien on, Fujitus’s property. Fujitsu will have the right to have its own counsel participate in the defense of any such Claim at Fujitsu’s own expense.

14.2 Sole Obligation. THE FOREGOING SPANSION INDEMNITIES STATE THE SOLE OBLIGATION AND EXCLUSIVE LIABILITY OF SPANSION TO FUJITSU, AND FUJITSU’S SOLE RECOURSE AND REMEDY AGAINST SPANSION, FOR ANY CLAIMS.

15. LIMITATION OF LIABILITY

15.1 EXCEPT FOR INFRINGEMENT OR VIOLATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS, SPANSION’S OBLIGATIONS UNDER SECTION 14, OR A BREACH OF OBLIGATIONS RELATING TO CONFIDENTIAL INFORMATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE PROVISION OF FOUNDRY SERVICES HEREUNDER, EVEN IF THE PARTY KNEW, SHOULD HAVE KNOWN OR HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15.2 Except for infringement or violation of a Party’s Intellectual Property Rights, Spansion’s obligations under Section 14, or a breach of obligations relating to Confidential Information, in no event shall either Party’s liability arising in any way out of this Agreement or the provision of foundry services hereunder exceed the amounts paid to Fujitsu under this Agreement within the twelve (12) months preceding the date of notice of the applicable claim.

16. TERM AND TERMINATION

16.1 Term.

16.1.1 This Agreement shall become effective as of the Effective Date and shall remain in effect until December 31, 2009 (the “Term”), unless extended pursuant to Section 16.1.2 below. Notwithstanding the foregoing, it is understood and agreed that Sections 3.4, 4.1, 5.1, 5.2, 7.1, 12, 22 and 28 hereof shall be effective as of February 1, 2007; provided, however, that if the closing under the Asset Purchase Agreement does not occur, any purchase orders placed by Spansion pursuant to Section 7.1 shall be terminated and of no force or effect.

16.1.2 Unless this Agreement has been earlier terminated, Fujitsu and Spansion agree to enter into discussions prior to December 31, 2008 with the aim of determining, by December 31, 2008, whether or not Fujitsu will continue to provide foundry services to Spansion after the expiry of the Term, and the terms and conditions applicable to any such continuation. During the Term, Fujitsu agrees to give Spansion at least twelve (12) months prior notice of its intent to cease providing foundry services hereunder to Spansion following December 31, 2009; provided, however, that Fujitsu and Spansion shall negotiate in good faith to agree upon Spansion’s purchase commitment and Wafer Prices for any period following December 31, 2009 during which this Agreement remains in effect.

16.2 Notwithstanding the provisions of Section 16.1, either Party may at its option terminate this Agreement, without liability to the other Party, in the event that the other Party fails to correct or cure any material breach by such other Party of any covenant or obligation under this Agreement within sixty (60) days after receipt by such other Party of a written notice from the non-defaulting Party specifying such breach.

16.3 If this Agreement is terminated in accordance with Section 16.2 above, any effective purchase order at the time of termination shall continue to be effective and this Agreement shall govern such purchase order until it expires. Fujitsu may utilize the Confidential Information of Spansion to the extent it is required for Fujitsu to fulfill its obligations under such purchase order. Disposition of Confidential Information of Spansion when such purchase order expires shall be subject to the following section.

16.4 Each Party shall cease the usage of Confidential Information provided by the other Party hereunder after the termination or expiration of this Agreement. After expiration or termination of this Agreement, each Party shall without delay, return to the other Party all Confidential Information provided by the other Party hereunder, including any copies and extracts thereof.

16.5 The provisions of Sections 9, 10, 12, 13, 14, 15, 16, 21, 22 and 24 shall survive the termination or expiration of this Agreement. Any termination or expiration of this Agreement shall not affect any payment obligations existing under this Agreement at the time of such termination or expiration.

17. FORCE MAJEURE

Neither Party shall be liable for failure to perform, in whole or in part, its obligations under this Agreement if such failure is caused by any event or condition not reasonably within the control of the affected Party, including, without limitation, by fire, flood, typhoon, earthquake, explosion, strikes, labor troubles or other industrial disturbances, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, blockage, acts of governmental authorities, riots, insurrections, or any other cause beyond the reasonable control of a Party; provided that the affected Party promptly notifies the other Party of the occurrence of the event of force majeure set forth above and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

18. NOTICE

All notices required or permitted to be given hereunder shall be in writing by first class certified or registered airmail, or by recognized courier service, postage prepaid or facsimile or e-mail, if confirmed or acknowledged, to the address specified in the first paragraph of this Agreement or to such other address as may be specified in writing by the addressed Party to other Party in accordance with this Section 18. All notices shall be provided to each Party’s Chief Executive Officer or President and each Party’s Legal Department.

Each such notice or other communication shall for all purposes be treated as effective or as having been given as follows: (i) if delivered in person, when delivered; (ii) if sent by airmail, at the earlier of its receipt or at 5 p.m., local time of the recipient, on the seventh (7th) day after deposit in a regularly maintained receptacle for the disposition of mail or air mail, as the case may be; (iii) if sent by recognized courier service, on the date shown in the written confirmation of delivery issued by such delivery service; and (iv) if sent by facsimile/e-mail, on the next business day following date which proves its sending. Either Party may change the address and/or addressee(s) to whom notice must be given by giving appropriate written notice at least seven (7) days prior to the date the change becomes effective.

19. MODIFICATIONS

This Agreement shall not be modified or amended, in whole or part, except by a writing executed by duly authorized representatives of the Parties.

20. SEVERABILITY

If any term or provision of this Agreement shall be determined to be invalid or unenforceable under the applicable law, such provision shall be deemed severed from this Agreement, and a reasonable valid provision to be mutually agreed upon shall be substituted. In the event that no reasonable valid provision can be so substituted, the remaining provisions of this Agreement shall remain in full force and effect, and shall be construed and interpreted in a manner that corresponds as far as possible with the intentions of the Parties as expressed in this Agreement.

21. RESOLUTION OF DISPUTES

The Parties shall use their best efforts to resolve by mutual agreement any disputes, controversies or differences which may arise from, under, out of or in connection with this Agreement. If such disputes, controversies or differences cannot be resolved, the dispute resolution set forth on Exhibit E shall control.

22. GOVERNING LAW

The validity, construction, performance and enforceability of this Agreement shall be governed in all respect by the laws of Japan.

23. HEADINGS

The Section and other headings contained in this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

24. EXPORT CONTROL

Without in any way limiting the provisions of this Agreement, each of the Parties agrees that no Wafers procured from or technical information disclosed by the other Party under this Agreement are intended to or shall be exported or re-exported, directly or indirectly, to any destination restricted or prohibited by applicable laws of the U.S.A. and Japan without necessary authorization by the applicable governmental authorities.

25. ASSIGNMENT

Neither this Agreement nor any of the rights and obligations created hereunder may be assigned, transferred, pledged, or otherwise encumbered or disposed of, in whole or in part, whether voluntarily or by operation of law or otherwise, by any Party without the prior written consent of the other Party; provided, however, that either Party may assign its rights and obligations under this Agreement to any of its majority-owned subsidiaries. This Agreement shall inure to the benefit of and be binding upon the Parties’ permitted successors and assignees.

26. GUARANTEE

26.1 Spansion U.S., as the sole stockholder of STI and the owner of a sixty percent (60%) membership interest in Spansion LLC, STI, as the owner of a forty percent (40%) membership interest in Spansion LLC, and Spansion LLC, as the sole stockholder of Spansion, are parties to this Agreement solely in their capacities as Guarantors. Spansion LLC hereby agrees to take all actions necessary to cause Spansion to comply with the terms and conditions of this Agreement. Spansion LLC further hereby guarantees, and shall be fully liable for, Spansion’s performance of all of Spansion’s obligations hereunder. Spansion U.S. and STI each hereby agrees to take all actions necessary to cause Spansion LLC to comply with the terms of this Section 26. Spansion U.S. hereby agrees to take all actions necessary to cause STI to comply with the terms of this Section 26.

27. ENTIRE AGREEMENT

This Agreement and its Exhibits attached hereto set forth the entire understanding between Spansion and Fujitsu with respect to the subject matter hereof and merges all prior agreements, dealings, and negotiations. This Agreement shall govern any sales and/or purchase contract between Spansion and Fujitsu for the sale and purchase of the Wafers. Any terms or conditions printed on the face or the reverse side of any Spansion purchase order, confirmation or other instrument that conflict with or purport to supplement those of this Agreement shall be of no force or effect.

28. PUBLIC ANNOUNCEMENT

The Parties agree that the details connected with this Agreement shall not be published or disclosed without written agreement between the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly signed and executed on the date and year first above written.

Fujitsu Limited		Spansion Japan Limited

By:	/s/ Hiraoki Kurokawa	By:	/s/ Kazunori Imaoka
Name:	Hiraoki Kurokawa	Name:	Kazunori Imaoka
Title:	President	Title:	President

Spansion Inc.

		By:	/s/ Robert C. Melendres
		Name:	Robert C. Melendres
		Title:	Executive Vice President
and General Counsel

Spansion Technology, Inc.

		By:	/s/ Robert C. Melendres
		Name:	Robert C. Melendres
		Title:	Executive Vice President
and General Counsel

Spansion LLC

		By:	/s/ Robert C. Melendres
		Name:	Robert C. Melendres
		Title:	Executive Vice President
and General Counsel